EXHIBIT 5.2

Consent of Blake, Cassels & Graydon LLP

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Galiano Gold Inc.
 Registration Statement on Form F-10

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Galiano Gold Inc. on December 21, 2022, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein and under the headings "Legal Matters" and "Agent for Service of Process".

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,
/s/ Blake, Cassels & Graydon LLP